     THIRD SUPPLEMENTAL INDENTURE, dated as of June 30, 2008, (this “Supplemental Indenture”), among The Bear Stearns Companies Inc. (the “Company”), JPMorgan Chase & Co. (the “Guarantor”) and The Bank of New York, as trustee (the “Trustee”), to the Indenture, dated as of December 16, 1998 (as supplemented by the First Supplemental Indenture, dated as of December 16, 1998, and by the Second Supplemental Indenture, dated as of May 10, 2001, and as otherwise heretofore amended, supplemented or modified, the “Indenture”), between the Company and the Trustee.

RECITALS

     WHEREAS, the Company and the Trustee have heretofore entered into the Indenture to provide for the issuance of the Company’s Securities;

     WHEREAS, Section 10.01(f) of the Indenture permits, without the Consent of Securityholders, the Company, when authorized by a Resolution of the Company, and the Trustee to enter into a supplemental indenture to, inter alia, make any provision with respect to matters or questions arising under the Indenture which shall not adversely affect the interest of the holders of Securities of any series in any material respect, or, in the case of the Securities of a series issued to a Bear Stearns Trust and for so long as any of the corresponding series of Preferred Securities issued by such Bear Stearns Trust shall remain outstanding, the holders of such Preferred Securities;

     WHEREAS, the Guarantor is not under any obligation to guarantee any of the Company’s obligations under the Securities;

     WHEREAS, pursuant to the request of the Company, the Trustee has agreed to amend certain provisions of the Indenture as set forth below and to enter into a supplemental indenture to reflect such amendments to the Indenture;

     WHEREAS, the Trustee has received (i) an Opinion of Counsel pursuant to Sections 10.03 and 16.04 of the Indenture, (ii) a copy of the Resolution of the Company authorizing the execution and delivery by the Company of this Supplemental Indenture and (iii) an Officers’ Certificate pursuant to Section 16.04 of the Indenture; and

     WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with its terms have been done;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company and the Trustee covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1.      Defined Terms. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

2.      Guarantee. The Guarantor hereby makes the guarantee contained in Appendix A hereto with respect to the obligations and liabilities of the Company under the Securities and the

Indenture. For the avoidance of doubt, Appendix A is incorporated into this Supplemental Indenture in its entirety and forms a part hereof.

10.      Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

11.      Jurisdiction. The parties hereto agree that any and all suits, actions and proceedings to enforce any and all rights or obligations relating to the subject matter of this Supplemental Indenture, or to resolve any dispute arising hereunder, shall be brought exclusively before the New York State or federal courts located in the State of New York, County of New York, and hereby consent to the jurisdiction of such courts. The parties hereto hereby waive any objection to venue of such suit, action or proceeding brought in such courts and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

12.      Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS SUPPLEMENTAL INDENTURE.

13.      Effectiveness. This Supplemental Indenture shall be effective as of the close of business on the date hereof.

14.      Counterparts. This Supplement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

15.      Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Supplemental Indenture.

16.      TIA. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA or deemed to be part of and govern any provision of this Supplemental Indenture, such required or deemed provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

17.      Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

18.      Trustee Makes No Representation. The recitals contained herein shall be taken as statements of the Company or the Guarantor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE BEAR STEARNS COMPANIES INC.

By: /s/ Michael Cavanagh
Michael Cavanagh
President

JPMORGAN CHASE & CO.

By: /s/ Michael Cavanagh
Michael Cavanagh
Executive Vice President and Chief Financial
Officer

THE BANK OF NEW YORK, AS TRUSTEE

By: /s/ Timothy Casey
Name: Timothy Casey
Title: Assistant Treasurer

Appendix A